Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO RELEASES 2014 RESULTS

CRANFORD, NJ, April 15, 2015 – Metalico, Inc. (NYSE MKT: MEA) today reported an adjusted net loss per share for the year and fourth quarter ended December 31, 2014 of $0.25 and $0.10, respectively. The adjusted results exclude previously reported non-cash impairment charges.

For the year, the Company reported an adjusted net loss of $12.7 million, or $0.25 loss per share, on revenues of $476 million. For 2013, Metalico reported an adjusted net loss of $9.3 million, or $0.19 per share, on revenues of $457.2 million.

The Company’s fourth quarter results were impacted by lower ferrous and non-ferrous volumes and lower average commodity selling prices. Tough competition for scrap metal on the sourcing side constrained metal margins throughout the year, particularly for ferrous grades. Non-ferrous metal product margins for the year decreased modestly, which helped offset the declining margins in ferrous scrap grades.

As indicated in Table I below, for the full year 2014 Metalico reported a net loss of $44.4 million, or $0.88 per diluted share, which included charges net of taxes of $31.6 million, or $0.63 per diluted share, primarily due to cash and non-cash charges for impairments, debt extinguishment and discontinued operations.

For the full year 2013, Metalico reported a net loss of $34.8 million, or $0.73 per diluted share, including charges for impairment of intangible assets and other items net of taxes of $25.5 million, or $0.54 per diluted share.

The reported fourth quarter net loss of $33.9 million, or $0.59 per diluted share, included charges net of taxes of $27.9 million, or $0.49 per diluted share, primarily related to cash and non-cash charges for impairments and debt extinguishment. This compares to a net loss of $3.3 million in the fourth quarter of 2013, which included a gain on discontinued operations of $1.3 million, or $0.02 per diluted share.

The non-GAAP financial measures table shown below details the non-GAAP measures and reconciles reported net loss to adjusted net loss before impairment and other special items, all net of tax. All figures are net of tax.

Table I
(In thousands, except per share	2014	Per Share	2013	Per
data)				Share

Net loss as reported	$(44,385)	$(0.88)	$(34,816)	$(0.73)
Impairment charges	11,398	0.23	28,886	0.61
Early repayment fees on debt	1,057	0.02	—	—
Loss on debt extinguishment	16,567	0.33	135	—
Fair value adjustment	(1,578)	(0.03)	(2)	—
Discontinued operations	4,197	0.08	(3,500)	(0.07)

Adjusted net (loss)income	$(12,744)	$(0.25)	$(9,297)	$(0.19)

	Q4	Per Share	Q4	Per
	2014		2013	Share

Net loss as reported	$(33,863)	$(0.59)	$(3,253)	$(0.07)
Impairment charges	11,398	0.20	—	—
Early repayment fees on debt	1,057	0.02	—	—
Loss on debt extinguishment	16,567	0.29	186	—
Fair value adjustment	(1,578)	(0.03)	—	—
Discontinued operations	432	0.01	(1,265)	(0.02)

Adjusted net (loss)income	$(5,986)	$(0.10)	$(4,332)	$(0.09)

The Company believes adjusted earnings (net loss) per share from continuing operations, excluding non-cash impairments and special items, are more useful to investors because they provide a better picture of the Company’s operations. Excluding impairment charges and special items allows evaluation and comparison of the Company’s operations, which is the basis that Metalico’s management utilizes to assess performance internally. These measurements should be considered in addition to, rather than as a substitution for, other information provided in accordance with U.S. GAAP.

Metalico anticipates it will be out of compliance with its maximum leverage ratio covenant as of March 31. The Company could also be facing potential liquidity issues under its borrowing base-governed revolving credit facility. As a result, Metalico’s auditors have included a “going concern” audit opinion in the Company’s 2014 audit report discussing the Company’s ability to continue its current operations. Metalico is in discussions with its senior secured lenders to resolve the noncompliance and liquidity items.

The Company previously announced the commencement of a thorough evaluation of its operations and alternatives for Metalico’s future, including continued independence as a public corporation, combinations or joint ventures with suitable partners or investors, sales of assets, or a sale of the Company, and the engagement of Gordian Group, LLC to advise Metalico and its Board of Directors in its analysis. Those efforts are continuing at this time.

2014 Annual Results Summary

Results shown below reflect adjusted annual year-over-year comparisons and exclude the effects of non-cash impairment charges and special items::

•	Revenues of $476.0 million, up 4% from $457.2 million.

•	Adjusted operating loss of $3.5 million, compared to adjusted operating loss of $5.7 million.

•	EBITDA of $18.8 million, an increase from $18.4 million.

•	Cash flow from continuing operations of $13.0 million, compared to $17.0 million.

•	Adjusted net loss of $12.7 million, or $0.25 per share, compared to adjusted net loss of $9.3 million, or $0.19 per share.

•	Record Ferrous shipments of 583,300 gross tons, up 8% from 537,900 gross tons.

•	Record Non-Ferrous shipments of 200 million pounds, a 12% jump over 179 million pounds in the prior year.

Q4 Results Year-to-Year

Results shown below reflect quarterly year-over-year comparisons and exclude the effect of Q4 non-cash impairments charges and special items:

•	Sales decreased 5% to $103.0 million from $108.9 million.

•	Operating loss of $4.5 million compares to operating loss of $2.1 million.

•	Adjusted net loss of $6.0 million compares to a loss of $4.3 million.

•	Adjusted per share loss of $0.10 compares to $0.09 loss per share.

•	EBITDA decreased to $1.4 million from $3.6 million.

•	Shipments declined less than 1% for non-ferrous scrap while ferrous fell 12%.

Result Drivers for the Year

Excluding non-cash impairment charges of $11.2 million in 2014 and $38.7 million in 2013, the Company generated an operating loss of $3.5 million in the year compared to an operating loss of $5.7 million in 2013. While Metalico was successful in protecting market share and growing unit volumes, operations suffered from intense price competition for procuring scrap and reduced consumer demand, both of which pressured metal margins.

The Company experienced slightly higher average ferrous selling prices but lower non-ferrous selling prices, which impeded margin improvement. Average 2014 ferrous metal selling prices rose by $11 per gross ton, mostly due to unusually high pricing in the first quarter, and product mix. Non-ferrous selling prices fell $0.03 per pound compared to 2013. The Company’s scrap revenue mix was 47% ferrous and 53% non-ferrous in both 2014 and 2013.

Selling prices for Minor Metals (molybdenum, tungsten, tantalum, niobium, rhenium and chrome) were 3% lower during 2014. Average prices for Platinum Group Metals rose 5% during the year.

The Company’s continuing efforts to control operating and SG&A expenses were visible in the quarter, with a 5% reduction sequentially and a 10% reduction year-over-year, exclusive of the divested lead operations.

Commenting on the results, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We experienced several ups and downs in 2014. We achieved record annual volumes but were unable to translate them into positive income because of continued pressure on metal spreads. Results were also impacted by seasonal fourth quarter volume and pricing declines, particularly for ferrous grades. Energy sector steel demand fell in tandem with crude oil prices late in the year, dampening ferrous scrap prices and demand. The second half of the year was tumultuous for Metalico, due to the need to address debt amendments and a very expensive conversion of debt to equity.

“Of important note was the significant debt paydown resulting from our successful sale of the Company’s Lead Fabricating segment. The Mayco business and its management team were truly first rate and we were sad to see them go.”

He continued, “In this difficult environment of declining commodity prices and many other industry headwinds, we continue to focus on reducing our debt load and maintaining liquidity and disciplined cost control.”

Agüero added, “We’re well aware of the interest our stockholders and other constituencies have taken in our plans for the future. We are actively considering all options while we work to restore our profitability and enhance shareholder value. We appreciate the patience our interest holders have shown while we work through these matters.”

The Company is not having a conference call to discuss year-end and fourth-quarter results.

Balance Sheet Data

At the end of the year the Company had cash on hand of $3.8 million and $31 million drawn under its $65 million revolving credit facility. As of April 14, 2015, borrowings under the revolver were down significantly to $15.2 million, reflecting lower outlays of purchased metal and reductions in accounts receivable balances.

Cash flow in 2014 from continuing operations was $13 million compared to $17 million in 2013. Year-end working capital was $77.4 million. Year-end debt was $79.4 million, a $48 million reduction since the start of 2014, resulting principally from the application of asset sale proceeds and conversions of debt to equity. Shareholders’ equity fell to $117.7 million from $147.2 million due to the net loss sustained for the year.

During 2014, Metalico invested $9.7 million in capital expenditures, compared to $9.4 million in 2013. The Company made needed improvements at each of its shredders, replaced worn cranes, trucks and shears, and made other equipment purchases and facility improvements.

Market and Metals Outlook

Commodity metal prices started 2015 by weakening further. The continued ascent of the U.S. dollar, unrelenting imports and dampening steel demand from the energy sector, coupled with chronic shredder overcapacity, makes it very difficult to project future price and demand trends for the scrap metal industry. Metalico believes the strong dollar and weakening economic conditions in Asia will likely keep non-ferrous metal prices subdued.

Overall, the Company is positive on the strength of the U.S economy. It noted that many U.S. businesses experienced disruptions during the winter of 2014 to 2015, but the Spring thaw has started to invigorate the industrial sector of the economy.

Nonetheless, Metalico expects second half demand to improve over the first half in terms of general price levels as consumers replenish inventories and hopefully revive the export markets.

About Metalico

Metalico, Inc. and its subsidiaries operate Ferrous and Non-Ferrous Scrap Metal Recycling sites, including PGM and Minor Metals Recycling facilities. Company recycling locations, including three automobile shredders, are located in New York, Pennsylvania, Ohio, West Virginia, New Jersey and Mississippi. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Market and Metals Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2015, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table II – Unit Shipment Comparison
	Q4	Q3	Sequential	Q4	Year-over-year
	2014	2014	Change	2013	Change
Ferrous (gross tons)	127,600	160,400	-20%	144,900	-12%
Non-Ferrous (pounds)	44,029,000	55,402,000	-21%	44,410,000	-1%

Table III – Unit Price Comparison
					Year-
	Q4	Q3	Sequential	Q4	over-year
	2014	2014	Change	2013	Change
Ferrous (gross tons)	$350	$383	-9%	$375	-7%
Non-Ferrous (pounds)	$0.90	$0.89	1%	$0.88	2%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Revenue	$103,047	$108,920	$476,037	$457,184

Costs and expenses Operating expenses	98,988	101,683	444,375	425,429
Selling, general, and administrative expenses	4,515	5,327	19,401	21,286
Depreciation and amortization	4,045	4,006	15,749	16,308
Impairment charges	11,216	—	11,216	38,737
Gain on acquisition	—	—	—	(105)

	118,764	111,016	490,741	501,655

Operating (loss)	(15,717)	(2,096)	(14,704)	(44,471)

Financial and other income (expense)
Interest expense	(2,234)	(2,569)	(9,899)	(8,986)
Debt restructuring costs	(16,103)	—	(16,103)	—
Early repayment fees on senior debt	(1,027)	—	(1,027)	—
Financial instruments fair value adjustment	1,578	—	1,578	3
Gain (loss) on debt extinguishment	—	(201)	—	(187)
Other income	22	10	73	371

	(17,764)	(2,760)	(25,378)	(8,799)

Loss from continuing operations before income taxes	(33,481)	(4,856)	(40,082)	(53,270)
Provision (benefit) for federal and state income taxes	579	(321)	1,159	(14,841)

Loss from continuing operations	(34,060)	(4,535)	(41,241)	(38,429)
(Loss) income from discontinued operations net of income taxes	(432)	1,267	(4,197)	3,500

Consolidated net loss	(34,492)	(3,268)	(45,438)	(34,929)
Net loss attributable to noncontrolling interest	630	15	1,053	113

Net loss attributable to Metalico, Inc.	$(33,862)	$(3,253)	$(44,385)	$(34,816)

(Loss) Income per common share:
Basic and Diluted
Loss from continuing operations	$(0.58)	$(0.09)	$(0.80)	$(0.80)
(Loss) Income from discontinued operations	$(0.01)	0.02	(0.08)	$0.07

Net loss	$(0.59)	$(0.07)	$(0.88)	$(0.73)

Weighted average common shares outstanding:
Basic and diluted	57,447,405	48,076,923	50,530,650	47,909,811

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

		December 31,	December 31,
		2014	2013
Assets:

	Current Assets	$98,362	$153,750
	Property & Equipment, net	81,620	85,471
	Intangible and Other Assets	38,362	61,792

	Total Assets	$218,344	$301,013

Liabilities & Equity:

	Current Liabilities	$20,922	$28,516
	Debt & Other Long-Term Liabilities	79,721	124,265

	Total Liabilities	100,643	152,781
	Total Metalico, Inc. and Subsidiaries Equity	117,701	147,179
	Noncontrolling Interest	-	1,053

	Total Liabilities & Equity	$218,344	$301,013

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Loss

The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Year	Year
	December 31, 2014	December 31, 2013	Ended	Ended
			December 31, 2014	December 31, 2013
($ in thousands)	(UNAUDITED)	(UNAUDITED)
EBITDA	$1,385	$3,650	$18,817	$18,362
Less:
Interest expense	3,261	2,569	10,926	8,986
Loss (gain) on debt extinguishment	16,103	201	16,103	187
Loss (gain) on acquisition	—	—	—	(105)
Impairment charges	11,216	—	11,216	38,737
Stock-based compensation	41	162	273	926
(Benefit) for federal and state income taxes	579	(321)	1,159	(14,841)
Depreciation and amortization	4,045	4,006	15,749	16,308
Financial instruments fair value adjustments	(1,578)	—	(1,578)	(3)
Noncontrolling interest	630	15	1,053	113
Other	(22)	(10)	(75)	(371)
Discontinued operations:
Depreciation and amortization	—	453	1,182	1,683
(Benefit) provision for federal and state income taxes	(5)	27	—	1,778
Loss on sale of lead operation	1,607	—	8,247	—
Equity in gain of unconsolidated investee	—	(184)	—	(107)
Net (loss) income	$(34,492)	$(3,268)	$(45,438)	$(34,929)